Exhibit 99.1
News Release
FIRST FINANCIAL
CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
January 18, 2008	Michael A. Carty at (812) 238-6264
First Financial Releases Financial Results For 2007
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced net income for the three and twelve months ended December 31, 2007 of $6.4 and $25.6 million, respectively. This is a 3.2% and 8.9% improvement over the $6.2 and $23.5 million reported for the same periods of 2006. Return on assets, return on equity and earnings per average share for 2007 were 1.16%, 9.20% and $1.94 as compared to 1.10%, 8.57% and $1.77 for 2006. The Corporation increased net interest income in 2007 by $1.1 million or 1.5% in a period of interest rate changes that put pressure on margins. During 2007 the Corporation managed to keep the net interest margin stable at 3.92% compared to 3.93% for 2006.
The provision for loan losses was reduced 5.8% from 2006 as the Corporation continued the focus on asset quality. Non-interest income was improved by 9.3% or $2.7 million over 2006 while the increase in non-interest expense was held to $70 thousand or 0.1%.

Total assets of the Corporation grew 2.6% to $2.23 billion at December 31, 2007 compared to the $2.18 billion at December 31, 2006. Deposits increased $27.0 million while loans increased $50.3 million. Shareholder’s equity rose $9.4 million and the Corporation increased dividends for the 19th consecutive year to $0.87 per average share outstanding.
The 2007 book value per share of the Corporation’s stock increased $0.97 or 4.8% to $21.41 from $20.44 for 2006.
“In 2007 The Banker, a London-based financial publication, named First Financial Bank one of the top 200 banks in the United States and one of the top 1,000 banks in the world,” said First Financial Corporation Chairman Donald E. Smith. “Their selection was based on capital levels, return on assets, real profits growth and related factors. Our solid financial performance for the year clearly demonstrates why First Financial was given this prestigious recognition.”
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter and the Twelve Months Ending December 31, 2007
(Dollar amounts in thousands except per share data)

	12/31/07	12/31/06	Change	% Change

Year to Date Information:

Net Income	$25,580	$23,539	$2,041	8.67%
Earnings Per Average Share	$1.94	$1.77	$0.17	9.60%
Return on Assets	1.16%	1.10%	0.06%	5.45%
Return on Equity	9.20%	8.57%	0.63%	7.35%
Net Interest Margin	3.92%	3.93%	-0.01%	-0.25%
Net Interest Income	$74,773	$73,703	$1,070	1.45%
Non-Interest Income	$31,497	$28,826	$2,671	9.27%
Non-Interest Expense	$64,726	$64,656	$70	0.11%
Loan Loss Provision	$6,580	$6,983	($403)	-5.77%
Net Charge Offs	$7,398	$6,856	$542	7.91%
Efficiency Ratio	58.47%	60.07%	-1.60%	-2.66%

Quarter to Date Information:

Net Income	$6,382	$6,150	$232	3.77%
Earnings Per Average Share	$0.49	$0.46	$0.03	6.52%
Return on Assets	1.14%	1.14%	0.00%	0.00%
Return on Equity	8.96%	8.77%	0.19%	2.17%
Net Interest Margin	4.01%	3.96%	0.05%	1.26%
Net Interest Income	$19,002	$18,552	$450	2.43%
Non-Interest Income	$7,986	$7,134	$852	11.94%
Non Interest Expense	$16,432	$16,559	($127)	-0.77%
Loan Loss Provision	$2,075	$1,640	$435	26.52%
Net Charge Offs	$2,231	$1,293	$938	72.54%
Efficiency Ratio	58.35%	61.25%	-2.90%	-4.74%

Balance Sheet:

Assets	$2,232,277	$2,175,998	$56,279	2.59%
Deposits	$1,529,721	$1,502,682	$27,039	1.80%
Loans	$1,443,067	$1,392,755	$50,312	3.61%
Shareholders’ Equity	$280,619	$271,260	$9,359	3.45%
Book Value Per Share	$21.41	$20.44	$0.97	4.75%
Average Assets	$2,199,592	$2,147,318	$52,274	2.43%